NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FTK - AMEX Houston, Texas	Wednesday, June 7, 2006

FLOTEK INDUSTRIES, INC. ANNOUNCES
SECOND ARTIFICIAL LIFT ACQUISITION

HOUSTON, June 7, 2006 - Flotek Industries, Inc. (FTK) announced the signing of a definitive agreement to acquire LifTech, LLC (‘LifTech”) for approximately $5.2 million in cash and stock.

LifTech markets and services electric submersible pumps primarily to coal bed methane gas producers in the Powder River Basin. LifTech has several pump testing facilities which will be used by our entire artificial lift division to support service requirements of our larger customers.

Jerry D. Dumas, Sr., Chairman and Chief Executive Officer of Flotek stated, “The acquisition of LifTech and Total Well Solutions, Inc. acquired in April 2006, executes our goal to develop a significant artificial lift segment and expand our production driven revenue base. The combined companies will provide a broad spectrum of electric submersible pumps, gas separators, valves and services to fully support the coal bed methane producers in the Powder River Basin and beyond. We believe the recent artificial lift acquisitions will provide additional marketing opportunities for our patented Petrovalve line of pump components, our patented gas separator, and our complete line of electric submersible pumps.”

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at http://www.flotekind.com.

Statements made in this press release, including those relating to the positive direction of the Company, and increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911